As filed with the Securities and Exchange Commission on June 14, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IMPAX LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	65-0403311
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30831 Huntwood Avenue, Hayward, CA	94544
(Address of Principal Executive Offices)	(Zip Code)

Impax Laboratories, Inc. Second Amended and Restated

          2002 Equity Incentive Plan

(Full title of the plan)

Bryan M. Reasons Chief Financial Officer and Sr. Vice President, Finance Impax Laboratories, Inc. 30831 Huntwood Avenue Hayward, CA 94544 (510) 240-6000	Copy To: Tad Freese, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

(Name, address and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒	Accelerated Filer ☐
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 Par Value	3,150,000(2)	$ 18.67(3)	$58,810,500 (3)	$8,022

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock, par value $0.01 per share (the “Common Stock”), that become issuable under the Impax Laboratories, Inc. Second Amended and Restated 2002 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

(2)	Represents 3,150,000 additional shares of Common Stock authorized for issuance under the Plan.

(3)

This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee for the securities registered hereunder based on the average of the high and low prices for the Common Stock as reported on The NASDAQ Global Select Market on June 11, 2013.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plan are exercised and/or vest.

REGISTRATION OF ADDITIONAL SECURITIES

Pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on March 27, 2009 (File No. 333-158259) (the “First Registration Statement”), Impax Laboratories, Inc. (the “Registrant”) registered 8,881,795.5 shares of Common Stock issuable under the Plan. Pursuant to a registration statement on Form S-8 filed with the SEC on August 6, 2010 (File No. 333-168584) (together with the First Registration Statement, the “Prior Registration Statements”), the Registrant registered an additional 2,000,000 shares of Common Stock issuable under the Plan. The Registrant hereby registers an additional 3,150,000 shares of Common Stock issuable under the Plan. The contents of the Prior Registration Statements are incorporated by reference herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the SEC.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Impax Laboratories, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)     The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on February 26, 2013, including information specifically incorporated by reference therein from the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 15, 2013, as supplemented by the Registrant’s Supplement to the Proxy Statement on Schedule 14A filed with the SEC on May 2, 2013.

(b)     The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 filed with the SEC on May 3, 2013.

(c)     The Registrant’s Current Reports on Form 8-K filed with the SEC on January 10, 2013, January 22, 2013, February 13, 2013, April 29, 2013, May 15, 2013 and June 5, 2013.

(d)     The description of the Common Stock contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-34263), filed with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on March 13, 2009, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify these persons for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant’s Certificate of Incorporation, as amended, and Amended and Restated Bylaws provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the registrant, among other things, to indemnify them against liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law. In addition, the Registrant carries director and officer liability insurance.

This section of this registration statement provides a description of the material terms of Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), the Restated Certificate of Incorporation of the Company (the “Charter”) and the Bylaws of the Company (the “Bylaws”) related to the indemnification of the Company’s directors and officers and the limitation of the personal liability of the directors. The following description is intended as a summary only and is qualified in its entirety by reference to the complete text of the foregoing sections of the DGCL as well as the Charter and Bylaws.

Indemnification Provisions

 Section 145 of DGCL

 Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action, suit or proceeding by or in the right of such corporation described below) by reason of the fact that such person:

•	is or was a director, officer, employee or agent of such corporation; or
•	is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise.

          A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person:

•	acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation; and
•	with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor due to the fact that such person acted in any of the capacities set forth above against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation. However, a corporation may not indemnify such person in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses the Court of Chancery or such other court deems proper.

Section 145(c) of the DGCL further provides that, to the extent that an officer or director of a Delaware corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter related to such action, suit or proceeding, the corporation must indemnify such person against the expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such defense.

Pursuant to Section 145(e), a Delaware corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer or director in defending any such action, suit or proceeding, provided that the officer or director undertakes to repay such amount if it is ultimately determined that such person is not entitled to the corporation’s indemnification.

The indemnification and advancement of expenses provided by Section 145 of the DGCL is not exclusive of any other rights to which a person may be entitled under any corporation’s bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Furthermore, Section 145(g) of the DGCL authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Charter and Bylaws

The Charter provides that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons who the Company has the power to indemnify under Section 145 of DGCL against all expenses, liabilities or other matters covered by such Section 145.

In addition, subject to certain conditions described below, the Bylaws require the Company to indemnify any person entitled to indemnification under Section 145 of the DGCL to the fullest extent permitted by applicable law against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The Company is required to indemnify a person in connection with a proceeding initiated by that person against the Company or its directors, officers, employees or other agents only if (i) such indemnification is expressly required under applicable law, (ii) the board of directors authorized such proceeding, (iii) such indemnification is provided by the Company, in its sole discretion, or (iv) such indemnification is required to be made under Section 63 of the Bylaws.

The Bylaws provide that any amount that a person who was or is serving at the Company’s request as a director, officer, employee or agent of another corporation or other entity may collect as indemnification from such other entity reduces the Company’s obligation to indemnify such person.

The Bylaws require the payment of expenses (including attorneys’ fees) incurred in defending any proceeding in advance of the final disposition of such proceeding if requested, but only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it is ultimately determined that such person is not entitled to indemnification and subject to certain exceptions.

Under the Bylaws, a director or executive officer is deemed to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and to have had no reasonable cause to believe his conduct was unlawful if he or she acted based on information prepared or presented by: (i) officers or employees of the Company whom such person believed to be reliable and competent in the matters presented; (ii) counsel, independent accountants or other persons as to matters which such person believed to be in their professional competence; and (iii) with respect to a director, a committee of the board of directors on which such person does not serve, as to matters within its designated authority, and which the director believes to merit confidence as long as the director does not have knowledge that would cause such reliance to be unwarranted. The Bylaws also provide that certain terminations of proceedings do not by themselves create a presumption that a person did not act in good faith and in a manner which he or she believed to be in and not opposed to the best interests of the Company and that he or she had reasonable cause to believe his or her conduct was unlawful.

The Bylaws provide that the board of directors may authorize the maintenance of insurance on behalf of any person entitled to indemnification under Section 145 of the DGCL against any liability incurred by such person, whether or not the Company would have the power to indemnify such person against such liability under the provisions of Article IX of the Bylaws or the DGCL. Consistent with the provisions of Section 145 of the DGCL and the Bylaws, the Company maintains directors’ and officers’ liability insurance for the benefit of the Company and its stockholders in the amount of $40,000,000.

The indemnification rights provided by the Charter and Bylaws are not exclusive of any other rights to which those indemnified may have under any statute, certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise, as applicable.

 Any repeal or modification of the foregoing provisions of Article IX of the Bylaws will not adversely affect any right or protection under such Article IX of any person in respect of any matters occurring prior to the time of such repeal or modification.

Limitation of Personal Liability

Section 102(b)(7) of the DGCL provides that a Delaware corporation may include in its certificate of incorporation a provision eliminating or limiting personal liability of its directors to the corporation or its stockholders for monetary damages for breach of a director’s fiduciary duty. However, no such provision may eliminate or limit the liability of a director for: (i) any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payment of a dividend or unlawful stock purchase or redemption as set forth in Section 174 of the DGCL; or (iv) any transaction from which the director derived an improper personal benefit.

The Charter eliminates the personal liability of the Company’s directors to the fullest extent permitted by section 102(b)(7) of the DGCL and provides that no amendment or repeal of Article XI of the Charter applies to the liability of any director for any acts or omissions of such director occurring prior to the effective date of such amendment or repeal. In addition, the Bylaws provide that no director will be personally liable to the Company or its stockholders for monetary damages for breach of the director’s fiduciary duty consistent with Section 102(b)(7) of the DGCL.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

See Index to Exhibits.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hayward, State of California, on this 14th day of June, 2013.

IMPAX LABORATORIES, INC.

By:	/s/ Bryan M. Reasons
	Name:	Bryan M. Reasons
	Title:	Senior Vice President, Finance, and Chief
Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Larry Hsu, Ph.D. and Bryan M. Reasons, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Larry Hsu, Ph.D.	President, Chief Executive Officer and Director	June 14, 2013
Larry Hsu, Ph.D.	(Principal Executive Officer)

/s/ Bryan M. Reasons	Senior Vice President, Finance, and Chief Financial Officer	June 14, 2013
Bryan M. Reasons	(Principal Financial and Accounting Officer)

/s/Robert L. Burr	Chairman of the Board	June 14, 2013
Robert L. Burr

/s/ Leslie Z. Benet, Ph.D.	Director	June 14, 2013
Leslie Z. Benet, Ph.D.

/s/Allen Chao, Ph.D.	Director	June 14, 2013
Allen Chao, Ph.D.

/s/Nigel Ten Fleming, Ph.D.	Director	June 14, 2013
Nigel Ten Fleming, Ph.D.

/s/Michael Markbreiter	Director	June 14, 2013
Michael Markbreiter

/s/Peter R. Terreri	Director	June 14, 2013
Peter R. Terreri

INDEX TO EXHIBITS

Exhibit Number	Description

4.1

Restated Certificate of Incorporation, dated August 30, 2004 (incorporated by reference to Exhibit 3.1 to Amendment No. 5 to the Registrant’s Registration Statement (File No. 000-27354) on Form 10 filed with the SEC on December 23, 2008)

4.2	Amended and Restated Bylaws of the Company, effective August 23, 2012 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 28, 2012)

4.3	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 10 (File No. 000-27354) filed with the SEC on October 10, 2008)

4.4

Impax Laboratories, Inc. Second Amended and Restated 2002 Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 15, 2013)

4.5	Form of Stock Option Agreement under the Impax Laboratories, Inc. Second Amended and Restated 2002 Equity Incentive Plan

4.6	Form of Restricted Stock (Stock Bonus) Agreement under the Impax Laboratories, Inc. Second Amended and Restated 2002 Equity Incentive Plan

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of Grant Thornton LLP

23.3	Consent of KPMG LLP

24.1	Power of Attorney (included in the signature page to this registration statement)